Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of German American Bancorp, Inc. (“Corporation”) on Form S-4 of our report dated March 9, 2015, on the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, and to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

November 23, 2015